EXHIBIT 99.1

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES FOURTH QUARTER AND FULL YEAR 2003 RESULTS

Lake Mary, Florida, January 29, 2004 - Bairnco Corporation (NYSE-BZ) today reported full year 2003 sales were down slightly to $152,696,000 from $154,354,000 in 2002. Net income increased to $2,649,000 in 2003 from $1,361,000 in 2002.  Fourth quarter 2003 sales were down 1.9% to $37,135,000 and net income increased to $589,000 from a loss of $(1,628,000) in the fourth quarter of 2002. A $4.0 million pre-tax provision for litigation costs was taken in the fourth quarter of 2002 in connection with a change in estimate to defend the Transactions Lawsuit through trial.

The consolidation of the industrial engineered coated product’s businesses in the new facility in San Antonio, Texas, made good progress in 2003. In 2003, consolidation and startup expenses were approximately $1,682,000 for the year and $714,000 in the fourth quarter.

Performance – Fourth Quarter 2003

Sales in the fourth quarter 2003 were $37,135,000, a slight decrease from $37,853,000 in the fourth quarter 2002. Arlon sales decreased 3.8% to $27,048,000 and Kasco sales increased 3.6% to $10,087,000 as compared to the fourth quarter of 2002.

Gross profit decreased to $10,427,000 from $10,655,000 as a result of reduced sales and the $714,000 of new facility consolidation and startup expenses. Gross profit margin as a percent of sales remained at 28.1%.

Selling and administrative expenses of $9,367,000 were essentially level with last year excluding the 2002 $4.0 million provision for litigation costs and the $496,000 gain on sale of Arlon’s Northbrook, Illinois plant both of which were recorded in the fourth quarter 2002.

Net interest expense decreased to $190,000 in the fourth quarter 2003 as compared to $212,000 in the fourth quarter 2002 due to lower average interest rates.

Income before income taxes in the fourth quarter 2003 increased to $870,000 from a loss of $(2,535,000) in the fourth quarter 2002. Excluding the 2002 litigation provision, income before income taxes decreased $595,000 in the fourth quarter of 2003 from $1,465,000 in the fourth quarter 2002 as a result of the $714,000 of new facility consolidation and startup expenses in 2003 and the fourth quarter 2002 gain on sale of plant of $496,000.

Net income was $589,000 as compared to a loss of $(1,628,000) in the fourth quarter of 2002. Diluted earnings per common share were $.08 as compared to a loss of $(.22) per share in the fourth quarter of 2002. The provision for litigation costs reduced net income in the fourth quarter 2002 by $2,640,000, or $.36 per share.

Performance - Year Ended December 31, 2003

Sales for the year ended December 31, 2003 decreased 1.1% to $152,696,000 from $154,354,000 in 2002. Arlon's sales decreased 4.1% from last year due to continued weakness in the electronics, wireless telecommunications and domestic graphics markets. Kasco's sales increased 8.8% as compared to last year. Kasco’s North American sales were up 6.4% due to increased service and repair revenues. Kasco’s European operations’ sales were up 11.6% primarily due to the positive currency translation effect of the weakened US dollar versus the British Pound and the Euro. This increase was partially offset by lower sales due to a severe drop in meat consumption because of the unseasonably hot European summer.

Gross profit decreased 4.7% to $42,871,000 from $44,991,000 in 2002 due primarily to the $1,682,000 of new facility consolidation and startup expenses and lower sales. The gross profit margin as a percent of sales decreased slightly to 28.1% from 29.1%.

In the fourth quarter of 2002, Bairnco recorded a $4.0 million pre-tax provision for litigation costs in connection with a change in estimate to defend the Transactions Lawsuit. The $4.0 million provision for litigation reduced net income in 2002 by approximately $2,640,000, or $.36 per share.

Selling and administrative expenses, which exclude the litigation provision, were $38,248,000 in 2003 as compared to $38,189,000 in 2002. Selling and administrative expenses in 2003 decreased $437,000 as compared to 2002 excluding the fourth quarter gain on sale of plant of $496,000. As a percent of sales, selling and administrative expenses increased to 25.0% in 2003 as compared to 24.7% in 2002.

Net interest expense decreased to $768,000 in 2003 as compared to $1,005,000 in 2002 due to lower average interest rates.

Income before income taxes in 2003 increased to $3,855,000 as compared to $1,797,000 in 2002. Excluding the 2002 litigation provision, income before income taxes decreased to $3,855,000 in 2003 from $5,797,000 in 2002 as a result of the $1,682,000 of new facility consolidation and startup expenses in 2003 and the fourth quarter 2002 gain on sale of plant of $496,000.

Effective January 1, 2002, the Internal Revenue Service (IRS) enacted the Extraterritorial Income Exclusion (EIE), a statutory exclusion from taxable income.  The income exclusion is calculated based on a percentage of foreign trade income. Bairnco’s effective tax rate in 2002 was 24.3% which resulted from the interaction between the significant reduction in pre-tax income due to the $4.0 million litigation provision and the tax benefit of the EIE. The effective tax rate in 2003 was 31.3% which results primarily from the tax benefit of the EIE.

Net income was $2,649,000 in 2003 as compared to $1,361,000 in 2002.  Diluted earnings per common share were $0.36 in 2003 versus $0.19 in 2002.

Stockholders Meeting

The Company also announced today that the Annual Meeting of Stockholders in Bairnco Corporation will be held on Thursday, April 22, 2004, at 9:00 a.m., local time, at Bairnco’s corporate offices, Lake Mary, Florida.  The record date for determination of Stockholders is March 2, 2004.

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 “Safe Harbor” Statement under the Private Securities Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; changes in US or international economic or political conditions, such as the general level of economic activity, inflation or fluctuations in interest or foreign exchange rates; disruptions in operations due to labor disputes; the market demand and acceptance of the Corporation’s existing and new products; changes in the pricing of the products of the Corporation or its competitors; the impact of competitive products; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions; the costs and other effects of complying with environmental regulatory requirements; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon  and Kasco. Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in Canada and France.

CONTACT:     Larry C. Maingot, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 230

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Comparative Results of Operations  (Unaudited)

	Quarter Ended		Year Ended
Condensed Income Statements	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Net sales	$37,135,000	$37,853,000	$152,696,000	$154,354,000
Cost of sales	26,708,000	27,198,000	109,825,000	109,363,000
Gross profit	10,427,000	10,655,000	42,871,000	44,991,000
Selling and administrative expenses	9,367,000	8,978,000	38,248,000	38,189,000
Provision for litigation costs	--	4,000,000	--	4,000,000
Operating profit (loss)	1,060,000	(2,323,000)	4,623,000	2,802,000
Interest expense, net	190,000	212,000	768,000	1,005,000
Income (loss) before income taxes	870,000	(2,535,000)	3,855,000	1,797,000
Provision (benefit) for income taxes	281,000	(907,000)	1,206,000	436,000
Net income (loss)	$ 589,000	$(1,628,000)	$ 2,649,000	$ 1,361,000
Basic Earnings per Share of Common Stock	$ 0.08	$ (0.22)	$ 0.36	$ 0.19
Diluted Earnings per Share of Common Stock	$ 0.08	$ (0.22)	$ 0.36	$ 0.19

Basic Average Common Shares	7,475,000	7,334,000	7,430,000	7,332,000
Diluted Average Common Shares	7,534,000	7,334,000	7,451,000	7,337,000

Condensed Balance Sheets	Dec. 31, 2003	Dec. 31, 2002
ASSETS

Cash	$ 796,000	$ 705,000
Accounts receivable, net	23,511,000	22,732,000
Inventories	25,516,000	24,882,000
Other current assets	7,873,000	8,689,000
Total current assets	57,696,000	57,008,000
Plant and equipment, net	36,476,000	37,468,000
Cost in excess of net assets of purchased businesses	14,360,000	13,276,000
Other assets	9,697,000	7,832,000
Total	$118,229,000	$115,584,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 1,875,000	$ 1,200,000
Current maturities of long-term debt	2,173,000	7,000,000
Accounts payable	10,159,000	9,855,000
Accrued expenses	10,916,000	15,103,000
Total current liabilities	25,123,000	33,158,000
Long-term debt	27,785,000	19,547,000
Other liabilities	11,023,000	11,363,000
Stockholders’ investment	54,298,000	51,516,000
Total	$118,229,000	$115,584,000

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